 Notice of
 Annual Meeting
 And
 Proxy Statement

 Commercial National Financial Corporation
 Annual Meeting of Shareholders
 May 19, 2009

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
ON MAY 19, 2009

To The Shareholders:

Notice is given that the Annual Meeting of Shareholders of Commercial National Financial Corporation will be held at its principal office, 900 Ligonier Street, Latrobe, Pennsylvania, on Tuesday, May 19, 2009, at 10:00 a.m. for the following purposes:

•	election as directors of the four persons set forth in the Proxy Statement, each in a class of directors as set forth in the Proxy Statement;

•	ratification of the appointment of Beard Miller Company LLP, as independent auditor for the Corporation; and

•	transaction of such other business as may come properly before the meeting, and any adjournment or postponement thereof.

Only those shareholders of record as of the close of business on April 3, 2009 shall be entitled to notice of and to vote at the meeting.

Enclosed are a proxy statement, a form of proxy and an addressed return envelope. Please mark, date, sign and promptly return the proxy in the envelope provided, whether or not you plan to attend the meeting. If you attend the meeting you may then withdraw your proxy and vote in person.

Your prompt response will be appreciated.

By order of the Board of Directors,

Wendy S. Schmucker
Secretary

April 6, 2009

PROXY STATEMENT
For The Annual Meeting Of Shareholders
To Be Held On May 19, 2009

GENERAL INFORMATION

The Annual Meeting

This Proxy Statement is provided for the solicitation of proxies by the Board of Directors of Commercial National Financial Corporation (the “Corporation”), a Pennsylvania business corporation, for use at the Annual Meeting of Shareholders on May 19, 2009 at 10:00 AM (the “Annual Meeting”) to be held at 900 Ligonier Street, Latrobe, Pennsylvania, 15650, and at any adjournments or postponements of the meeting.  This Proxy Statement and the form of proxy, together with the Corporation’s Annual Report to Shareholders for 2008, are being mailed on April 3, 2009, or as soon as possible thereafter, to all shareholders entitled to vote at the Annual Meeting.

At the Annual Meeting, the shareholders will be asked to consider and take action on the proposals listed below:

•	election as directors of the four persons set forth in this Proxy Statement, each in the class of directors as set forth in the following pages;

•	ratification of the appointment of Beard Miller Company LLP, as independent auditors for the Corporation; and

•	any other business as may be properly brought before the meeting.

The Board of Directors of the Corporation recommends the election of the four nominees for Directors listed in this Proxy Statement, and the ratification of the appointment of Beard Miller Company LLP, as independent auditors.

The four nominees receiving the highest number of votes cast shall be elected as Directors.  Each share of stock is entitled to one vote.

Voting Rights and Requirements

Record Date.  The Board has fixed the close of business on April 3, 2009 as the Record Date for the determination of the shareholders entitled to notice of the Annual Meeting (and any postponements or adjournments).  Accordingly, only the shareholders of record on the Record Date will be entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting.  The only class of stock of the Corporation presently issued and outstanding is common stock.  As of the Record Date, 2,872,753 shares of common stock were issued and outstanding and entitled to vote.

Voting Rights Generally.  Under the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum.  Abstentions will be counted as present for purposes of determining the existence of a quorum.  Abstentions and broker non-votes will be treated as shares that neither are capable of being voted nor have been voted and, accordingly, will have no effect on the outcome of the vote on the election of directors or on the outcome of the proposal to ratify the appointment of Beard Miller Company LLP.

Voting and Revocation of Proxy

Each share of stock has one vote.  The shares of stock represented by each proxy properly signed and returned to the Stock Transfer Agent, Registrar and Transfer Company,  Attn: Proxy Services, 10 Commerce Drive, Cranford, NJ 07016-3572  prior to the date of the Annual Meeting will be voted in the manner set forth in this Proxy Statement and in accordance with the instructions marked on the proxy enclosed.

A shareholder who returns a proxy may revoke it at any time before it is voted by delivering a written notice of revocation to Wendy S. Schmucker, Secretary of the Corporation, or by executing a later dated proxy and giving written notice thereof to the Secretary of the Corporation, or by voting in person at the Annual Meeting after giving written notice to the Secretary of the Corporation.

The cost of preparing, printing, and soliciting proxies will be paid by the Corporation.  In addition to the use of the mails, certain directors, officers and employees of the Corporation may solicit proxies personally.  Arrangements will be made with brokerage houses and other custodians, fiduciaries and nominees to forward proxy solicitation materials to the beneficial owners of stock held of record by these persons, and, upon request, the Corporation will reimburse them for reasonable forwarding expenses.

ELECTION OF DIRECTORS

The Bylaws of the Corporation provide that the Board of Directors shall consist of not less than three directors, and shall be classified into three classes, each class to be elected for a term of three years.  The Bylaws allow the Board of Directors, within the limits set in the Bylaws, to fix the number of directors and the respective classifications from time to time.

The number of directors to constitute the entire Board has been fixed by the Board of Directors at twelve. There are currently four directors in each of three classes. At the Annual Meeting, there shall be elected four directors as a class to serve until the Annual Meeting of shareholders in the year 2012.  Gregg E. Hunter, Frank E. Jobe, Debra L. Spatola and George V. Welty have been designated by the Nominating/Corporate Governance Committee and the Board of Directors as its nominees for election as directors at the Annual Meeting.

If the enclosed proxy card is duly executed and returned prior to voting at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked on the card. In the absence of instructions, shares represented  by the proxy card will be voted as recommended by the Board of Directors, that is, in favor of the election of the nominees listed on the proxy and in this Proxy Statement.  All of the nominees are now and have been directors of the Corporation and of the Corporation's wholly owned subsidiary, Commercial Bank & Trust of PA (the “Bank”).

Other nominations for director may be made at the annual meeting in accordance with procedures set forth in Section 9.1 of the Bylaws of the Corporation and its Corporate Governance Guidelines.  The Bylaws generally require written notice to the Secretary of the Corporation of any such nomination at least 120 days prior to the anniversary date of the preceding annual meeting of the shareholders for the election of directors, but no more than 180 days prior to such anniversary date.  Such notice shall contain the following information to the extent known by the notifying shareholder:

•	the name, address, and age of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the number of shares of the Corporation owned by each proposed nominee;

•	a statement that the shareholder intends to submit the nomination at the annual meeting;

•	the name and address of the notifying shareholder;

•	the number of shares of common stock of the Corporation owned by the notifying shareholder;

•	a statement as to whether the shareholder intends to solicit proxies;

•
a description of all arrangements or understandings between the shareholder and each nominee and the name of any other person or persons that, to the shareholder's knowledge, have arrangements with the nominee or other shareholders relating to such nomination;

•
all other information relating to such shareholder and each nominee that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”);

•	the written consent of each proposed nominee to his or her nomination and to his or her service as a Director of the Corporation, if so elected.

Nominations not made pursuant to the foregoing procedures may be disregarded by the Chairman at the Annual Meeting.

BIOGRAPHICAL INFORMATION FOR DIRECTOR NOMINEES

Each nominee has consented to be named and to serve as a director, if elected.  If any nominee becomes unable to serve as a director, the proxies named in the proxy card will vote for a substitute nominee selected and recommended by the Board of Directors of the Corporation.

The names and ages of the nominees, and the year each nominee began continuous service as a director of the Corporation, together with the principal occupation of each at present and for at least the previous five years, are as follows:

Nominees

Name	Age; Principal Occupation For The Past Five Years	Term Expires	Director Since

Gregg E. Hunter	50, Chairman, President and Chief Executive Officer of the Bank (2004 – present) Vice Chairman, President and Chief Executive Officer of the Corporation (2004 – present) Vice Chairman and Chief Financial Officer of the Corporation and the Bank (1995 - 2004)	2012	1995

Frank E. Jobe	87, Retired Former Executive Vice President of the Bank	2012	1990

Debra L. Spatola	52, Owner Debra Jeanne Designs Textile and mixed media design (2007-present) Restaurateur - President Laurel Valley Foods, Inc. (2002-2007)	2012	1997

George V. Welty	62, Attorney at Law Chairman of the Corporation (2004 - present)	2012	1997

Gregg E. Hunter, director & nominee, is the son of director Dorothy S. Hunter.

BIOGRAPHICAL INFORMATION FOR CONTINUING DIRECTORS

      The remaining eight directors will continue to serve in their respective classes.  The following table, based in part on information received from the respective directors and in part on the records of the Corporation, sets forth information regarding each such continuing director as of March 31, 2009.

CONTINUING DIRECTORS

Name	Age; Principal Occupation For The Past Five Years	Term Expires	Director Since

John T. Babilya	49, President, Chief Executive Officer and Co-owner Arc Weld, Inc. A precision custom-manufacturing firm servicing steel, mining, drilling, construction and electrical industries	2010	1999

George A. Conti, Jr.	70, Attorney at Law	2010	1996

Steven H. Landers	51, Vice President, Service R&L Development Company A land development company	2010	2005

C. Edward Wible	63, Certified Public Accountant |	2010	1995
Richmond H. Ferguson	77, Attorney at Law	2011	1990

Dorothy S. Hunter	84, Retired Former Vice President, Latrobe Foundry Machine & Supply Company	2011	1990

Joseph A. Mosso	77, Retired Former President, Mosso’s Pharmacy, Inc.	2011	1990

Bruce A. Robinson	58, General Manager Laurel Valley Golf Club	2011	2005

Dorothy S. Hunter, director, is the mother of director & nominee Gregg E. Hunter.

No nominee or continuing director is a director of any company, other than the Corporation, that is required to file reports with the Securities and Exchange Commission.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of March 31, 2009, the name and address of each person who owns of record, or who is known by the Corporation to be the beneficial owner (as defined below) of, more than five percent of the outstanding common stock of the Corporation, the number of shares beneficially owned by such person, and the percentage of the outstanding common stock so owned.

The information on share ownership has been obtained from the Corporation's records and from information furnished to the Corporation by each individual or entity.  Management knows of no person who owns, beneficially or of record, either individually or with associates, more than five percent of the Corporation's common stock, except as set forth below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Gregg E. Hunter P. O. Box 3 Latrobe, PA 15650	280,180(2)	9.75%

Dorothy S. Hunter P. O. Box 28 Latrobe, PA 15650	203,000 (3)	7.07%

George A. Conti, Jr. 101 North Main Street Greensburg, PA 15601	232,400 (4)	8.09%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 31, 2009.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power.

(3)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power.

(4)
Includes 79,260 shares held as trustee of the Corazzi Trust, 145,740 shares held as trustee of the Iorio Trust and 4,000 shares held as attorney in fact for Letitia A. Anderson, each with sole voting and investment power.  Also includes 600 shares held as co-trustee of the Conti Family Trust with shared voting and investment power.

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth as of March 31, 2009, the amount and percentage of the common stock beneficially owned by each continuing director, nominee, named executive officer, and all executive officers and directors of the Corporation as a group.

The information contained herein has been obtained from the Corporation's records and from information furnished to the Corporation by each individual.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class

John T. Babilya	5,106	0.18%
George A. Conti, Jr.	232,400(2)	8.09%
Richmond H. Ferguson	5,123.18%
Dorothy S. Hunter	203,000(3)	7.07%
Gregg E. Hunter	280,180(4)	9.75%
Frank E. Jobe	30,317	1.06%
Steven H. Landers	6,915.24%
Joseph A. Mosso	25,603.89%
Bruce A. Robinson	12,834.45%
Debra L. Spatola	1,200.04%
George V. Welty	11,387.40%
C. Edward Wible	6,000.21%
All executive officers and directors as a group	620,065	21.58%

(12 directors, 1 officer, 12 persons in total)

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March [31], 2009.  Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Includes 79,260 shares held as trustee of the Corazzi Trust, 145,740 shares held as trustee of the Iorio Trust, and 4,000 shares held as attorney in fact for Letitia A. Anderson, each with sole voting and investment power.  Also includes 600 shares held as co-trustee of the Conti Family Trust with shared voting and investment power.

(3)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust, with shared voting and investment power.

(4)	Includes 200,000 shares held as co-trustee of The Hunter Stock Trust with shared voting and investment power.

CORPORATE GOVERNANCE

It is the policy of the Corporation that the directors of the Corporation also serve as the directors of the Bank.  During 2008, the Board of the Corporation met 14 times and the Board of the Bank met 13 times.  During 2008, all Directors attended at least seventy-five percent of the combined totals of meetings of the Board of Directors and each committee of which they were a member.  The Corporation does not have a stated policy with regard to directors' attendance at the annual meeting but expects all of its directors to attend.  In 2008, 12 of 12, directors attended the annual meeting.  The Board of the Corporation has standing audit, executive compensation and nominating/corporate governance committees, each of which is more fully described below.

Director Independence

The Board of Directors has determined that Directors, John T. Babilya, George A. Conti, Jr., Richmond H. Ferguson, Frank E. Jobe, Steven H. Landers, Joseph A. Mosso, Bruce A. Robinson, Debra L. Spatola, George V. Welty, and C. Edward Wible, are independent directors in accordance with the independence standards of The NASDAQ Stock Market on which the Corporation's common stock is currently listed.  In determining the independence of directors, the Board of Directors considered the deposit and loan relationships which various directors may have with Commercial Bank & Trust of PA.

Audit Committee

The Board of the Corporation has an Audit Committee that consists of John T. Babilya, George A. Conti Jr., Bruce A. Robinson, Debra L. Spatola and C. Edward Wible, each of whom is considered an “independent director” under the rules of NASDAQ Stock Market and the Securities and Exchange Commission ("SEC").  The Board has determined that Mr. Wible qualifies as an audit committee financial expert within the meaning of the SEC regulations.

The role of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Corporation through review of financial and accounting controls and policies, financial reporting systems, alternative accounting principles that could be applied and the quality and effectiveness of the independent auditors.

The Audit Committee meets monthly, or more often as needed, with the Corporation’s internal auditor and staff to monitor and review compliance with regulations and internal policies and procedures and provides direct liaison with the Corporation’s audit department and Board of Directors.  The Audit Committee of the Corporation met twelve times during 2008.

The Audit Committee meets with the Corporation’s independent auditors as it deems necessary, not less often than annually, to facilitate and encourage private communication between the Audit Committee and the independent auditors.

The Audit Committee acts under a written charter first adopted and approved by the Board of Directors on May 16, 2000.  The charter was revised and approved by the Board of Directors on  November 18, 2008.  A copy of the Audit Committee’s charter is available on the Corporation's website:  www.cbthebank.com.

Audit Committee Report

The Audit Committee appointed Beard Miller Company LLP  (“BMC”) as independent auditors of the Corporation for the fiscal year ended December 31, 2008.  In overseeing the preparation of the Corporation’s financial statements, the Audit Committee has reviewed all financial statements and discussed the same with both management and BMC.  The Audit Committee reviewed with BMC those matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received from Beard Miller Company, LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed BMC's independence with BMC, and has considered the compatibility of non-audit services with the auditors' independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

                             The Audit Committee
                             C. Edward Wible, Chairman
                             John T. Babilya
                             George A. Conti Jr.
                             Bruce A. Robinson
                             Debra L. Spatola

Nominating/Corporate Governance Committee

The Board of the Corporation has a Nominating/Corporate Governance Committee (“Nominating Committee”) that consists of John T. Babilya, George A. Conti, Jr., Richmond H. Ferguson, Joseph A. Mosso, , George V. Welty (Chairman) and C. Edward Wible, all of whom are “independent” as such term is defined in the SEC rules and the NASDAQ listing requirements.  The Nominating Committee met four times during 2008.

The Nominating Committee adopted a charter on June 15, 2004 that was approved by the Board of Directors, and it is available, as amended, on the Corporation’s website: www.cbthebank.com.

The Nominating Committee acts as the Board’s Nominating Committee and, in addition, reviews and makes recommendations to the Board regarding Board organization, membership, function and effectiveness; and committee structure, membership, function and effectiveness.  The Nominating Committee evaluates the performance of the Board as a whole, the Committees and the individual directors.  The Nominating Committee also administers and oversees all aspects of the Corporation’s corporate governance functions on behalf of the Board, including procedures for compliance with significant applicable legal, ethical and regulatory requirements that may affect corporate governance.

In selecting new Directors of the Corporation, consideration is given to each individual Director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Corporation and its management, and duties imposed by law and regulation.  Important factors include:

•	Each Director must, as determined by the Board, be qualified to perform duties of a Director as evidenced by the Director’s experience, accomplishments, education, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Corporation and its shareholders, without conflicts of interest;

•
The majority of Directors will be independent in accordance with the Standards for Determining Independence of Directors as adopted by the Board and in compliance with applicable laws and regulations and the listing standards of NASDAQ.

•	The Corporation will comply fully with all legal and regulatory requirements concerning the composition of the Audit, Nominating/Corporate Governance, and Executive Compensation Board Committees;

•
Collectively, Board members will bring to the Corporation a broad range of complementary skills, expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of a business or as a licensed professional and must have an aptitude for evaluating business matters and making practical and mature judgments.

     Shareholders may recommend director nominees to the Nominating Committee by submitting a written recommendation naming the nominee and describing his or her experience and qualifications at least 120 days before the anniversary date of the mailing date of this proxy statement.  The Nominating Committee will evaluate the candidate based on the above criteria and other criteria it may deem relevant.

Compensation Committee

The Compensation Committee is comprised of the following Directors Joseph A. Mosso (Chairman), John T. Babilya, Steven H. Landers and George V. Welty.  All of the members of the Compensation Committee are independent.  This standing committee has the responsibility of reviewing the compensation paid by the Company and the bank to its executive officers.  The Compensation Committee's authority is focused on approving all aspects of compensation for the Corporation's CEO and any other executive officers where total compensation exceeds $100,000.  The Compensation Committee also reviews the Corporation's succession planning process and regulatory compliance related to compensation.  The Committee met five (5) times during the 2008 fiscal year.  The Board of Directors has adopted a charter for the Compensation Committee.  A copy of the Compensation Committee's charter is attached as Appendix A.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of the applicable forms, there was no director, officer or beneficial owner of more than 10 percent of the Corporation’s common stock who failed to file on a timely basis reports required by Section 16(a) of the 1934 Act during the most recent fiscal year.

EXECUTIVE OFFICER'S COMPENSATION

The following table sets forth certain information regarding compensation received during the past two years (2007 and 2008) by the Chief Executive Officer and any other Executive Officer of the Corporation whose annual compensation exceeded $100,000 for either 2007 of 2008.  Because, for the years ended December 31, 2007 and December 31, 2008, no other officer received compensation in excess of $100,000, the summary compensation table is used only to report the elements of the CEO's compensation.

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
CEO	2007	180,539	21,466			40,468(1)	242,473
CEO	2008	190,405	27,081			42,684(1)	260,170

(1)
Includes $614 in BOLI premiums paid on behalf of the CEO in 2007 and $691 BOLI premiums paid on behalf of the CEO in 2008; $10,092 for the CEO's Profit Sharing Contribution in 2007 and $10,863 for the CEO's Profit Sharing Contribution in 2008; and $20,000 paid to the CEO as Directors' Fees in 2007 and $20,000 paid to the CEO as Directors' Fees in 2008.

COMPENSATION

Annual executive compensation consists of a base salary, the potential for a discretionary bonus, plus health insurance, life insurance, long-term disability insurance, participation in a profit sharing plan, and other compensation.  Compensation for the CEO is actually paid by the Corporation's wholly owned bank subsidiary.

At-Risk Compensation. The only form of  "at-risk" compensation that was available to the CEO during 2007 and 2008 was also available to all full time employees of the Bank.  This compensation, in the form of a cash award, was payable if (1) the Bank's annual percentage of after tax earnings divided by its total assets met or exceeded 1.15% and (2) its annual after-tax earnings showed an increase of at least 4% over the prior years' after-tax earnings.  If both of these milestones were reached in the same year, the CEO, and each other employee of the Corporation, were entitled to receive a cash amount of at least $1,700, depending upon the extent to which the Bank's annual percentage return on assets met or exceeded 1.15%.  No payments were made under this program for 2007 or 2008.  This cash award program was discontinued effective December 31, 2008.

Base Benefits. Base benefits for our executive officers are as follows:

Base benefits offered to the executive officer in the Executive Compensation program mirror those of other employee classes, including health and welfare benefits and retirement benefits.  Each executive named in the Compensation Table is also entitled to life insurance benefits that are the same for all full time management employees:  his named beneficiaries would receive an amount equal to two times the executive's salary if he dies while employed by the Corporation.  See below for a description of certain supplemental life insurance benefits.

Supplemental Benefits.

The following is a summary of the supplemental benefits that may be offered to the executive officer as part of the Corporation's Executive Compensation Plan:

•	An employment agreement and change-of-control agreement (please see below for detail).

•	Bank Owned Life Insurance, as explained below.

As part of the Supplemental Benefits offered by the Bank, a Bank Owned Life Insurance (“BOLI”) program is provided for the CEO. The Bank is willing to divide the death proceeds of certain life insurance policies which are owned by the Bank on the lives of the participating executives with the designated beneficiary of each insured participating executive.

A BOLI participant shall have a vested insurance benefit equal to two times base annual salary.  Once vested, this benefit will continue to be available after the executive's employment with the Bank terminates, so long as the executive is not terminated for cause.  The benefit vests at the earliest of the following events:

a.
Continued employment with the Bank, the Corporation or any subsidiary or Affiliate of the Bank or the Corporation until a total of 70 points or more is reached when the participant’s age and years of service are combined;

b.	Termination of employment due to disability;

c.	Termination of employment following a change in control; or

d.	At the discretion of the Bank’s Insurance Committee if there are other circumstances not addressed in paragraphs a, b, or c.

As of December 31, 2008, the CEO is vested in the BOLI plan. The premium paid for the death benefit for the CEO is reflected in the Summary Compensation Table, above.

Description of the Employees' Profit Sharing Retirement Plan

The CEO participates in the Bank's profit sharing component of the Profit Sharing Plan, with total contribution balances as set forth in the Summary Compensation Table, above.

Employees are eligible to join the profit sharing component following 12 months of employment, provided that the employee has accumulated 1,000 or more hours of service. The amount to be contributed to the Plan is determined by the Board of Directors of the Bank based on the existence of current or accumulated net profits of the Bank and/or such other factors as may be determined to be appropriate by the Board of Directors of the bank in its discretion.  Notwithstanding the foregoing, the Board of Directors of the Bank may determine that no contributions will be made to the Plan by the employer for any one or more particular plan years.  The total amount of the annual contribution cannot exceed 15 percent of the total eligible compensation paid by the Bank to all participating employees under this component.

The Plan provides for the determination of an account for each participating employee with notice of the amount in each such account to be given to the participating employee annually.  Distributions under the Plan can be made to participating employees upon retirement (either normal or early retirement as defined in the Plan), at death or disability of the participating employee or upon severing employment if either partially or fully vested.

The Plan provides for percentage vesting of 20 percent for the first two full years of service increasing 20 percent annually thereafter to 100 percent after six full years of service.  The Plan provides certain rules in the event that it becomes top-heavy.  Effective January 1, 2007, the Plan was amended to reflect the conversion of all accounts under the Plan to participant-directed accounts on a daily valuation system with Alerus Financial, National Association as a directed trustee.

The Plan does not accept rollover contributions from other retirement plans. Hardship distributions, pre-retirement distributions, and loans are not permitted under the Plan.

A 401(k) feature was added to the Plan on July 1, 2005.  Employees are eligible to join this Plan feature the first day of the month coincident with or immediately following ninety (90) consecutive days of service.  Employees are 100 percent vested in their salary deferral accounts.

Under Federal tax law, the 401(k) elective deferrals for each plan year are subject to an annual limit imposed by the IRS.  Participants who reach age 50 before the end of a plan year also have the opportunity to elect 401(k) "catch up" contributions in excess of the regular annual 401(k) limit.

It is not possible to determine the extent of the benefits which any participant may be entitled to receive under the Plan on the date of termination of employment, since the amount of benefits will be dependent, among other things, upon factors such as future Bank earnings, future participant compensation and future Plan earnings.

The amount that the Bank contributed to the account of the CEO as part of the Plan is set forth in the Summary Compensation Table, above.

Perquisites & All Other Compensation

Perquisites and all other compensation for our executive officers are determined and evaluated as follows:

The Committee works with the Corporation's Chief Financial Officer and Manager of Human Resources of the Corporation's operating subsidiary to identify all potential perquisites and personal benefits paid to the Corporation's CEO.  In identifying all potential perquisites, all disbursements paid to any included person are evaluated.

Once all potential perquisites have been identified, the Committee evaluates each, using a broad and principal-based method that provides a two-pronged analysis, as follows:

        The Committee evaluates whether each item is integrally and directly related to the performance of the executive's duties.  If so, the item is not considered to be a perquisite or personal benefit.

        If an item is not integrally and directly related to the performance of the executive's duties, the second prong of the analysis is conducted to determine whether the item confers a direct or indirect benefit that has a personal aspect, or whether it is provided for some business reason or for the Corporation's convenience.  If such item is generally available to all employees on a non-discriminatory basis, as it is available to those employees to whom it may lawfully be provided, then it is not considered a perquisite or personal benefit to the CEO.

The CEO received no material perquisites during 2007 and 2008.

The Committee evaluates other compensation.  Such other compensation that is evaluated by the Committee includes, but is not limited to, compensation deemed to arise from related-party transactions, compensation paid to the included officers for termination of employment or change-in-control payments (see separate sections for each), corporation contributions to defined benefit plans, dollar value of life insurance premiums, gross-ups for payment of taxes, and equity-related compensation.  Compensation in the form of Board of Director fees have been evaluated, and are currently being provided to the CEO as a member of the Board, as detailed in the Summary Compensation Table, above.

Related-Party Transactions

On June 6, 2008, the Corporation purchased all of the shares of Ridge Properties, Inc.  Two of the selling shareholders of Ridge Properties, Inc. are part of the management of the Corporation.  Gregg E. Hunter is the chief executive officer and a director of the Corporation and Dorothy S. Hunter is a director of the Corporation.  All of the other shareholders of Ridge Properties, Inc. are related to Gregg E. Hunter and Dorothy S. Hunter.  The following table sets forth the names of each shareholder, their relationship to the Corporation and/or to Gregg E. Hunter and Dorothy S. Hunter, and the amount of proceeds received by each shareholder.  At the closing, the only assets of Ridge Properties, Inc. consisted of 131,760 shares of Commercial National's common stock and sufficient cash to pay the estimated tax liabilities of Ridge Properties, Inc. for the period from July 1, 2007, through the closing date of the stock purchase.  The Corporation agreed to pay a total of $1,317,600 for all of the Ridge Properties, Inc. shares.  The Corporation paid 90% or $1,185,840 of the purchase price at the closing and deposited the rest of the purchase price ($131,760) into escrow, to be held for a year as security for payment of any undisclosed pre-closing taxes and other liabilities.

Name of Seller	Relationship	Total Proceeds
Gregg E. Hunter	CEO and Director of the Corporation, son of Dorothy S. Hunter	$138,473
Dorothy S. Hunter	Director of the Corporation, mother of Gregg E. Hunter and Grant W. Hunter	$402,219
Louis A. Steiner	Brother of Dorothy S. Hunter	$178,199
Barbara S. Steiner	Sister-in-law of Dorothy S. Hunter	$58,551
Sarah S. Shirey	Niece of Dorothy S. Hunter	$114,378
Barbara S. Holmes	Niece of Dorothy S. Hunter	$114,378
Louis T. Steiner	Nephew of Dorothy S. Hunter	$114,378
Grant W. Hunter	Son of Dorothy S. Hunter	$138,473
Commercial Bank & Trust of PA, Trustee of the Grant E. Hunter Credit Shelter Trust under Will	Dorothy S. Hunter, Gregg E. Hunter and Grant W. Hunter are beneficiaries of the Trust	$58,551
TOTAL		$1,317,600

Ninety percent of the proceeds set forth in the above chart was received by the trust and each of the above-named individuals at the closing  and 10% was deposited into escrow, to be distributed in June 2009 as described above.

The Corporation strictly complied with its conflicts-of-interest policies during the consideration and negotiation of this share purchase.  The shares were purchased at fair market value, as reasonably determined by the independent members of the board of directors.  Neither Gregg E. Hunter nor Dorothy S. Hunter participated in any of the Corporation's deliberations or decisions concerning the transaction.  All such deliberations and decisions were made by the convened independent members of the Board of Directors of the Corporation.  At no time did either of the Hunters address the independent board or otherwise attempt to influence the independent board related to these matters.  The Hunters were represented by separate counsel in the transaction.

The Corporation's wholly owned subsidiary, Commercial Bank & Trust of PA, may offer loans to the Corporation's directors, officers and employees.  However, all of such loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates, collateral and application fees, as those prevailing at the time for comparable transactions with non-affiliated persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to our Chief Executive Officer upon termination of his employment or a change in control of the Corporation or Bank as under his current employment agreement and our other compensation programs. These potential payments are reflected in the Table, above.  At the current time, payments upon termination or change in control are available only to the Corporation's Chief Executive Officer, Gregg E. Hunter.

Employment Agreement - Gregg E. Hunter, CEO

The terms of the employment agreement that may result in potential payments that would be payable to Gregg E. Hunter upon his termination are as follows:

Mr. Hunter entered into an Employment Agreement with the Bank as of July 1, 2003.  It was most recently amended as of January 22, 2009.  The current term of the Employment Agreement will end on June 30, 2012, and such term will be automatically extended for successive one year periods unless either Mr. Hunter or the Bank provides notice at least one-hundred and twenty (120) days prior to the end of the then current term of such party's intent not to extend the term of the Employment Agreement.

The Employment Agreement provides for an annual base salary to be set on an annual basis by the Compensation Committee.  The Employment Agreement also provides that Mr. Hunter is eligible to receive a performance bonus based on the performance of Mr. Hunter and the Bank.  The amount and payment of such bonus is in the sole discretion of the Compensation Committee.

If  Mr. Hunter's employment is terminated either by the Bank without cause or by Mr. Hunter "for good reason," Mr. Hunter is entitled to (a) payment of all accrued and unpaid salary and benefits through the date of such termination; and (b) continuation of his group health benefits for twelve (12) months; and (c) payment, for a period of twelve (12) months, of monthly severance payments equal to one-twelfth of the sum of (i) Mr. Hunter's annual salary, plus (ii) the amount credited to Mr. Hunter's account under the Bank's Profit-Sharing Plan for the most recently completed fiscal year, or, at the discretion of the Board, a single sum payment equal to the discounted present value of such monthly payments (discounted at the prime rate in effect at the Bank's principal banking subsidiary).

Change-in-Control Payments - Gregg E. Hunter, CEO

The potential payments that would be payable to Gregg E. Hunter upon a change in control of the Corporation or Bank are as follows:

If  Mr. Hunter's employment is terminated due to a change in control of the Bank or the Corporation, then Mr. Hunter shall receive the same payments and health benefits coverage as described above except that such payments and coverage shall continue for a period of twenty-four (24) months and Mr. Hunter would be entitled to six (6) months of outplacement services at the Bank's expense.

If the employment is terminated for any other reason, Mr. Hunter's severance is limited to accrued but unpaid salary and benefits.  Set forth below is a chart that summarizes Mr. Hunter's severance benefits.

Employment Agreement Details	Salary	Health Insurance	Profit Sharing	Outplacement	TOTAL

Severance:	1 year = $190,405	1 year = $10,363	1 year = $9,520	NA	$210,288

Change of Control:	2 years = $380,810	2 years = $20,727	2 years = $19,040	6 months = $42,933	$463,510

Grant of Plan Based Awards. Where equity awards are made to included named executive officers, they should be detailed in a table that describes all Grants of Plan-Based Awards.  Because the Corporation does not currently provide equity-based awards to our executive officers or employees, we are not including such a table in this Proxy Statement.

COMPENSATION OF DIRECTORS

Directors of the Corporation are paid $1,000 for attendance at stand-alone meetings and $500 for attendance at meetings held in conjunction with a Bank Board meeting.  Directors of the Bank are paid a fee of $1,000 for attendance at meetings of the Board of Directors of the Bank, and in addition, directors who are not also officers of the bank are paid $400 for attendance at the meetings of the committees of the Corporation and the Bank.  All committee chairpersons are paid an additional $200 per attendance at a meeting.

In addition, the non-executive Chairman of the Corporation is paid a monthly retainer of $3,000.  The Chair of the Audit Committee, as the Financial Expert, is paid a monthly retainer of $1,500.  Compensation paid to our Directors during 2008 is shown on the Director Compensation Table, below.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	All Other Comp ($)	Total ($)
John T. Babilya	35,700	n/a	35,700
George A. Conti, Jr.	38,100	n/a	38,100
Richmond H. Ferguson	34,100	n/a	34,100
Dorothy S. Hunter	26,900	n/a	26,900
Gregg E. Hunter	*	n/a	*
Frank E. Jobe	23,200	n/a	23,200
Steven H. Landers	30,100	n/a	30,100
Joseph A. Mosso	29,500	n/a	29,500
Bruce A. Robinson	28,500	n/a	28,500
Debra L. Spatola	28,500	n/a	28,500
George V. Welty	77,700**	n/a	77,700**
C. Edward Wible	52,100***	n/a	52,100***

 *see Summary Compensation Table for disclosure related to Gregg E. Hunter who is also an Officer
 **includes additional $3,000 per month as Chairman of the Board of Directors
***includes additional $1,500 per month as Audit Committee financial expert

      The number of meetings of the board and each committee that were held during 2008 are as follows:
Committee Name	Number of Meetings
Asset Quality Committee	4 meetings
Audit Committee	12 meetings
Bank Board	13 meetings
Board Loan Committee	0 meetings
Business Opportunity Committee	4 meetings
Executive Committee	12 meetings
Executive Compensation Committee	5 meetings
Holding Company Board	13 meetings
Nominating Committee	4 meetings
Trust Committee	12 meetings

AUDITOR AND AUDIT FEES

Independent Auditors

Beard Miller Company  LLP (“BMC”) was appointed as the independent auditors for the Corporation and its subsidiaries for fiscal year ended December 31, 2008, and such appointment was ratified by the shareholders of the Corporation at the Annual Meeting held on May 20, 2008.

The Audit Committee of the Corporation, at a meeting held October 21, 2008, selected BMC as the independent auditors for the Corporation for 2008 through 2009 subject to annual shareholder approval.  A resolution will be presented at the Annual Meeting for the ratification by the shareholders of the appointment of BMC as the independent auditors for the Corporation for 2009.  Each shareholder may cast one vote for each share of common stock held by such shareholder.  The affirmative vote of the holders of a majority of the outstanding shares of common stock represented and entitled to vote at the Annual Meeting on such proposal is required to approve the proposal.  No executive officer or director has any substantial direct or indirect interest in the ratification of Beard Miller Company LLP.

The Board of Directors recommends the shareholders vote in favor of the proposal to ratify the appointment of Beard Miller Company LLP as the Corporation’s independent auditors for the fiscal year ending December 31, 2009.

A representative of BMC will be present at the Annual Meeting with the opportunity to make statements and to respond to appropriate questions from shareholders.

Audit Fees and All Other Fees

The accounting fees are paid by the Corporation to BMC.  BMC renders no service to any director or principal officer of the Corporation or the Bank. There is no agreement to place any limit on current or future auditors’ fees.

Audit Fees.  BMC charged aggregate fees of $71,000 in 2008 and $67,000 in 2007  for audit of the Corporation’s consolidated financial statements and for its review of the interim financial statements included in the Corporation’s quarterly reports on Form 10-Q.

Audit Related Fees.  BMC billed $1,500 in 2008 and $1,250 in 2007 for assurance and related services related to preparation of Forms 5500.

Tax Fees.  Fees billed by BMC for tax services, including tax advice and tax planning, totaled approximately $6,000 in 2008 and approximately $7,210 in 2007.  Such tax services consisted primarily of preparation of state and federal tax returns.

All Other Fees.  The aggregate fees billed by BMC for all other services not described above totaled approximately $11,056 in 2008 and approximately $3,305 in 2007. Services principally include accounting work related to exploration of potential business opportunities.

Audit and Non-Audit Services

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by BMC, was compatible with the maintenance of BMC’s independence in the conduct of its auditing functions.  The charter of the Audit Committee provides for pre-approval of audit, audit-related, tax services and other services on an annual basis, including a review of the independent auditor’s audit procedures and risk assessment process in establishing the scope of the services, proposed fees and reports to be rendered. The Audit Committee approved all services performed by BMC and described above.

SHAREHOLDER COMMUNICATIONS

Shareholders may contact the Board of Directors by writing them c/o Board of Directors, Commercial National Financial Corporation, 900 Ligonier Street, P.O. Box 429, Latrobe, PA 15650, Attention: Wendy S. Schmucker.  Ms. Schmucker will deliver any correspondence to the Chairman of the Board or to any specifically identified director.

SHAREHOLDER PROPOSALS - ANNUAL MEETING

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the Corporation’s proxy material for its 2010 annual meeting of shareholders, must deliver such proposal not later than December 8, 2009, in writing to:

      Chairman of the Board
      Commercial National Financial Corporation
900 Ligonier Street
P.O. Box 429
Latrobe, PA 15650

If a shareholder intends to timely submit a proposal at the 2010 Annual Meeting, which is not required to be included by the Corporation in the proxy statement and form of proxy relating to that meeting, the shareholder must provide the Corporation with notice of the proposal no later than February 21, 2010.  If such shareholder fails to give timely notice of his intention to solicit proxies, the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the 2010 Annual Meeting.

OTHER MATTERS

The Board of Directors and the principal officers of the Corporation do not intend to present to the Annual Meeting any business other than as set forth in the Notice of Annual Meeting and this Proxy Statement.

The Corporation knows of no other business to be presented for action at the Annual Meeting.  If, however, any other business should properly come before the Annual Meeting, or any adjournment thereof, the proxy holders intend to vote shares in accordance with the recommendation of the Board of Directors of the Corporation.

By Order of the Board of Directors,

           Wendy S. Schmucker
           Secretary

Appendix A

 Charter of the
 Executive Compensation Committee
 of the Board of Directors
 Board Approval: February 17, 2009

Purpose

The purpose of the Executive Compensation Committee of the Board of Directors is to develop, implement, maintain and report on an effective compensation program for the executive(s) of Commercial National Financial Corporation (CNFC) and its subsidiaries. It shall be the committee's responsibility to balance the interests of CNFC "stakeholders," e.g., shareholders, customers, regulators, public, and related entities with those of the executive officers within the context of the committee's focus: executive compensation, with a view toward attracting and retaining quality executive personnel and enhancing their performance.

Composition of Committee

Four Members – There shall be four (4) directors serving on the committee. The Chairman of the Board shall annually appoint the members and chairperson of the committee, subject to the approval of the Board of Directors. Any director who is evaluated by said committee shall abstain from voting.

Independence – All committee members shall be independent, outside Directors, as defined by Securities and Exchange Commission regulations and NASDAQ rules and guidelines, and as set forth in the Company's Corporate Governance Guidelines.

Replacement of Executive Compensation Committee Members – The Board may appoint and remove committee members in accordance with the company's bylaws.

Committee Functions

Executive Compensation Philosophy and Policy Review – Develop and periodically assess the committee's philosophy and policy applicable to executive compensation and the relationship of corporate performance to executive compensation to ensure the executive compensation philosophy and policy supports the organization objectives and shareholder interests.

Executive Officers Compensation – Review and approve the individual elements of total compensation for the CEO and up to two additional executive officers (if any) whose compensation exceeds $100,000 (the "included officers"). This includes base salary, discretionary bonus, base benefits, participating benefits, supplemental benefits and perquisites. At-risk compensation may be offered and implemented, pending Board approval.  The committee shall annually review and approve corporate goals and objectives relevant to included officers' compensation, evaluate the included officers' performance in light of those goals and objectives, and set the included officers' compensation level based on that evaluation.

Officer Contracts – Review and approve employment agreements, separation and severance agreements, and other compensatory contracts, arrangements, perquisites and payments to the included officers. At-risk compensation plans may be instituted to achieve key performance objectives, including, but not limited to: customer service, quality and financial performance.

Succession Planning – Annually review the succession planning process and the management development plans and programs for enhancing performance and realizing future potential.

Regulatory Compliance – The committee shall be the central focus of questions relating to executive compensation from regulatory agencies; committee members should be prepared to deal with these requests in a manner that underlines the company's commitment to equity in executive compensation and corporate performance.

Annual Performance Review — Evaluate its performance as the Executive Compensation Committee and this charter on an annual basis.

Meetings, Minutes, Reports and Resources of the Committee

Meetings — The committee will meet at least four times a year. The committee shall fix its own rules of procedure. A majority of the committee shall constitute a quorum. The committee, as it may determine to be appropriate, may meet in separate executive sessions with other directors, the CEO and other company employees, agents or representatives invited by the committee.

Minutes — The committee shall publish minutes for each meeting. The Committee Chairman shall review and approve the committee minutes and they shall be filed with the Corporate Secretary for retention with the records of the company.

Reports — The committee shall report to the Board periodically or as required by the nature of its duties on its activities and shall make recommendations to the Board as the committee decides are appropriate.  The committee shall work with Management and the Board of Directors in providing the Compensation Table, the narrative accompanying the Compensation Table or any other required report to be included in the proxy statement and/or annual reports.

Committee Access and Resources — The committee shall have full authority to carry out its purposes, and is at all times authorized to have direct, independent and confidential access to the company's other directors, management and personnel to carry out the committee's purposes. In so doing, the committee may work with and delegate specific tasks to the Manager of Human Resources of the Company's bank subsidiary to the extent the committee deems appropriate.  The committee is authorized to obtain at the company's expense compensation surveys, reports on the design and implementation of compensation programs for the company's included officers, and other data and documentation (including data on related party transactions with included executives) as the committee considers appropriate. The committee has the authority to work with the Manager of Human Resources and/or any other member of Management in obtaining any and all information relevant to its determination of executive compensation.  The committee may recommend to the Board that it consult with third party compensation consultants, and, upon approval of the Board, the committee is authorized to retain at the company's expense, compensation consultants, independent counsel or other advisers selected by the committee for matters related to the committee's purposes. Primary support staff for the committee shall be provided by Commercial Bank & Trust of PA Human Resources.

Proxy Solicited on Behalf of the Board of Directors
The undersigned appoints John T. Babilya, George A. Conti, Jr., Bruce A. Robinson and C.Edward Wible each of them as true and lawful proxies with full power of substitution, to vote and act for the undersigned at the annual meeting of shareholders of COMMERCIAL NATIONAL FINANCIAL CORPORATION to be held May 19, 2009, at 10:00 AM at the corporate office center located at 900 Ligonier Street, Latrobe, Pennsylvania and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on this proxy, and in their discretion on such other matters as may properly come before the meeting.

Please date, sign and promptly return this proxy card using the enclosed envelope.

Shareholders:	,	2009
Enter date above
and then sign here
exactly as name
is printed.

The shares represented by this proxy will be voted FOR
all matters unless the undersigned specifies otherwise.

Elect Gregg E. Hunter, Frank E. Jobe, Debra L. Spatola
and George V. Welty as directors, in a class for a term
expiring at the annual meeting in the year 2012 EXCEPT
VOTE WITHHELD FROM FOLLOWING NOMINEES:

1.	Ratify the appointment of Beard Miller Company LLP,
as independent auditors for the corporation.

The board of directors recommends a
vote FOR all items.

FOR	WITHHELD

FOR	AGAINST	ABSTAIN